EXHIBIT 99.1

Ecoark Announces Addition of Susan Chambers and Steven Nelson To Its Board of Directors

Company Expands Board to Increase Breadth of Experience In Preparation for Nasdaq Uplisting

Rogers, AR – April 27, 2017 – Ecoark Holdings, Inc. (“Ecoark”) (OTCQX: EARK), a diversified holding company, today announced that Susan Chambers and Steven Nelson have joined the company’s Board of Directors. The board additions come after the recent organizational changes to streamline operations and focus key subsidiaries on attaining profitability as the company prepares for its uplisting to the Nasdaq Capital Market.

Chambers and Nelson offer invaluable experience to Ecoark as it prepares for the next critical stage of growth. Moreover, their appointments increase the number of independent directors serving on the board to five members, who now represent a majority of the Board. Chambers’ extensive background in retail, with particular emphasis on human resources, executive compensation, supply chain, risk management and technology, will be an asset to the Board and Ecoark. Nelson’s professional background and experience qualify him as an “audit committee financial expert,” as defined by the rules of the SEC, and serve as the basis for his position on the Board and its audit committee. Both new board members’ insights from careers with exchange-traded publicly held companies will be vital as Ecoark prepares for its uplisting.

“Susan Chambers has held key senior leadership positions in strategic operational roles, and combined with her service on the board of another public company provides the experience that will be instrumental to our Board,” said Jay Puchir, CEO of Ecoark. “Additionally, Steven Nelson’s history as the former controller of a public company uniquely qualifies him to give direction to Ecoark on general accounting and financial matters as well as areas in corporate governance and risk management that the company will now address.”

Susan Chambers has over 30 years of experience in the retail industry, and, since July 2015, has served as principal of Chambers Consulting LLC. She previously served as the Chief Human Resource Officer for Walmart from 2006 to her retirement in July 2015. Prior to serving as Chief Human Resource Officer, Chambers served in various positions at Walmart, including Vice President of Application Development — Merchandising and Supply Chain Systems and Senior Vice President of Risk Management, Retirement and Benefits. Before joining Walmart, Chambers served as Director of Application Development at Hallmark Cards, Inc., where she had roles of increasing responsibility in IT and finance over a 14-year tenure. Chambers also currently serves on the Board of Directors of USA Truck, Inc. (NASDAQ:USAK) and as chair of its executive compensation committee. Chambers will chair Ecoark’s compensation committee.

Steven Nelson joins Ecoark’s Board with 35 years of experience as a CPA and extensive experience as controller of a publicly traded company. He has been a lecturer for the Department of Accounting at the University of Central Arkansas since 2015. Previously, Nelson served as Vice-President, Controller of Dillard’s, Inc. (NYSE:DDS), where he was responsible for administering all aspects of financial accounting and reporting. He maintains an active license as a CPA in the State of Arkansas, and regularly develops and delivers continuing professional education presentations for CPAs in Arkansas. Nelson will chair Ecoark’s audit committee.

The two new directors come at a pivotal time in Ecoark’s history, as it positions itself for aggressive growth through strategic acquisitions while helping its current subsidiaries focus on increasing sales and attaining profitability in order to increase shareholder value.

About Ecoark Holdings Inc.

Founded in 2011, Ecoark Holdings, Inc. is a diversified holding company focused on delivering long-term shareholder value. The company currently has three wholly-owned subsidiaries: Zest Labs, Pioneer Products and Magnolia Solar. For more information, please visit www.ecoarkusa.com, and follow us on Twitter and LinkedIn.

Forward Looking Statement

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: access to growth capital on favorable terms; adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

Media Contact

Keith Watson

fama PR

617-986-5001

ecoark@famapr.com

Investor Relations Contact

Randy May II, Investor Relations

479-259-2984

rsmay@ecoarkusa.com